UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 11, 2024

BLACKSTAR ENTERPRISE GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-55730	27-1120628
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4450 Arapahoe Ave., Suite 100

Boulder, CO 80303

(Address of Principal Executive Offices)

(303) 500-3210

(Registrant's Telephone Number, Including Area Code)

________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company /X/

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. /X/

SECTION 2 – FINANCIAL INFORMATION

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Update to November 6, 2023 Nevada Lawsuit

In the Quarterly Report for the period that ended September 30, 2023, the Company reported that, subsequent to the end of the period, GS Capital Partners LLC (“Plaintiff”) filed a lawsuit against the Company in Nevada. The lawsuit relates to a claim regarding the purported unavailability of shares to convert against the remaining principal and interest on a Promissory Note entered into on October 11, 2021, which had a remaining principal balance of $33,682. At the outset of the case, a temporary restraining order was entered preventing the Company from trading any shares. As currently postured, Plaintiff seeks specific performance (a mandatory injunction) requiring the conversion of approximately 257,000,000 shares and possibly additional recovery of legal fees and interest. The lawsuit increases the Company’s financial and administrative burdens and is a risk to the Company’s capital.

The Company attempted to resolve the dispute by paying the note in full. Plaintiff accepted full payment. However, after accepting full payment, and in the context of a preliminary injunction, the Plaintiff requested specific performance (a mandatory injunction) to obtain conversion of certain shares based on Plaintiff’s representation that it “would have” made conversions prior to the payoff it undisputedly accepted. All of the litigation has occurred in the context of a preliminary injunction. BlackStar only recently responded to the complaint, seeking to vacate the existing orders and move the case to New York because of a forum-selection clause in the parties’ securities purchase agreement. That issue will be addressed at a hearing on February 8, 2024.

Meanwhile, the preliminary injunction ordered the Company to honor the conversion requests of November 2, 2023 (for the conversion of 62,084,333 shares of common stock – completed December 21, 2023) and the three subsequent requests GS Capital claimed it “would have” made (62,023,333 shares, 65,168,333 shares, and 68,425,500 shares). In order to comply with the mandatory injunction, prior to the stay, the Company increased the share reserve for GS Capital Partners LLC and they subsequently completed the first two conversions.

The Company sought reconsideration and a stay of the Court’s order requiring a mandatory injunction converting the Company’s shares. The Court denied the Motion to Reconsider but stayed the order of a mandatory injunction pending appeal for 30 days as of January 11, 2024. The Order staying the case was entered on January 16, 2024 upon the Court’s verification of a $10,000 security bond posted by the Company. The stay prevents any additional conversions.

The Company appealed the Motion for Preliminary Injunction and Specific Performance to the Nevada Supreme Court on January 12, 2024. The Company intends to seek an extension of the stay with the Nevada Supreme Court pending resolution of the appeal. Such an extended stay would prevent conversions while the Nevada Supreme Court hears the Company’s appeal.

The Company may need to increase the authorized shares of common stock in order to accommodate any continued conversions, judgments, or settlements, and the Company could be exposed to further risks of lawsuits for similar issues. The Company will also expend additional resources in the ongoing litigation and any potential resolutions outside the above-reference conversions to common stock (which were already contemplated in the original convertible promissory note), negatively impacting its financial position.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

BLACKSTAR ENTERPRISE GROUP, INC.

By: /s/ Joseph Kurczodyna

____________________________________

Joseph Kurczodyna, Chief Executive Officer

Date: January 23, 2024

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